Roger Pawson, the President of Cal Bay International, Inc. has been terminated as President and CEO effective September 06, 2007. Subsequent to his termination, Syed Hasan Rizvi, Director was appointed to the position of CEO and President. Mr. Rizvi's resume will be made available. Currently the company's contact information remains the same. The company remains fully operational and continues to maintain its property portfolio.


By: /s/ Syed Hasan Rizvi
Syed H Rizvi,
PRESIDENT AND DIRECTOR